Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

March 21, 2013

Commissioners:

We have read the statements made by Constellation Energy Partners LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Constellation Energy Partners LLC dated March 18, 2013. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas